EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 25th day of January, 2017 between CREATIVE LEARNING CORPORATION ("Company") and KARLA KRETSCH ("Executive").

WHEREAS, the Company desires to employ the Executive and the Executive desires to become an employee of the Company on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties contained herein, and intending to be legally bound hereby, the parties to this Agreement agree as follows:

1.

Employment.  The Company hereby employs the Executive and the Executive hereby accepts employment by the Company for the period and upon the terms and conditions contained in this Agreement.

2.

Term of Agreement.

The term of this Agreement will begin on the date first written above (the "Effective Date") and shall continue until January 1, 2018 unless terminated earlier in accordance with the terms of this Agreement (“Term”).  On or before December 31, 2017, the Company and the Executive shall review and evaluate renewal of this Agreement, and possible amendment of terms, including compensation.

3.

Position and Duties.

During the Term of this Agreement, the Executive shall serve as Chief Operating Officer of the Company.  The Executive shall have such duties and responsibilities as are set forth on the Job Description attached hereto as Exhibit “A”, and such other duties as the Chairman of the Board of the Company may reasonably assign from time to time.  During the Term of this Agreement, the Executive shall devote substantially all her working time and efforts to the business and affairs of the Company and shall work in good faith to perform her duties, provided however that the Executive may engage in activities relating to personal matters (including personal financial matters) and in such corporate, industry, civic and charitable activities, so long as such service does not materially interfere with the performance of her duties hereunder or violate her obligations under Section 6 below.

4.

Compensation and Related Matters.

4.1

Compensation.

(i)

Cash Compensation.  The Company shall pay the Executive for the term of this Agreement cash compensation amounting to the equivalent of an annual Base Salary figure of $80,000, paid in equal semi-monthly installments, and pro-rated for partial periods;

(ii)

Stock Compensation.

The Company shall also pay the Executive for the term of this Agreement stock compensation amounting to the equivalent of the following and pro-rated for partial periods:

(a) stock grants: grants of common shares of Creative Learning Company stock issued on the last day of each quarter (March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017), in the amounts of $2,000 for the first quarter and $2,500 for each subsequent quarter and based upon the average closing value of the stock over the period for which the stock grant is issued; and

(b) stock options: issuance of options to purchase common shares of Creative Learning Company stock issued on the last day of each quarter (March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017), in the amounts of $7,000 for the first quarter and $8,750 for each subsequent quarter and based upon the average closing value of the stock over the period for which the stock options are issued.

(iii)

Stock Compensation Issuance Acceleration.  In the event that the Company is taken private during the Term of this Agreement and all Company stock is redeemed, the Executive shall be entitled to acceleration of the foregoing stock compensation to occur prior to the time any such stock redemption would occur.

(iv)

Year-end Bonus Possibility.  Prior to December 31, 2017, the Chairman of the Board shall evaluate the Executive’s performance from the prior year, and consider the propriety of a year-end bonus considering the quality of the Executive’s performance and the Company’s resources.

4.2

Work Hours.

  As it is understood that Executive will be working primarily remotely from Phoenix, Arizona, the Executive shall make herself available to address Company affairs during the Company’s EST/EDT business hours.

4.3

Vacation.  During the Term of this Agreement, the Executive shall be entitled to vacation in accordance with the Company’s current policies and practices.  To the extent that the Executive wishes to deviate from the Company’s policies and practices, the Executive shall make written request to the Chairman of the Board.

5.

Termination.

5.1

Termination by Company for Cause. The Company may terminate this Agreement for Cause.  For purposes of this Agreement, "Cause" shall mean

(i)

the failure by the Executive to work in good faith to perform Executive’s duties hereunder if such failure is not cured by Executive within 30 days after a written demand for cure is delivered to Executive by the President.

(ii)

the Executive willfully engaging in misconduct with regard to the Company which is materially injurious to the Company, monetarily or otherwise, including but not limited to fraud, misappropriation or embezzlement by the Executive;

(iii)

the Executive's conviction other than a minor traffic violation (or entering into a plea bargain admitting guilt or plea of nolo contendere) of any felony or any misdemeanor involving moral turpitude;

(iv)

a material breach by the Executive of this Agreement which by its nature cannot be cured under subsection (i).

If the Executive is terminated for Cause, the Company shall pay to the Executive her Base Salary through the date of termination, and the Executive shall not be entitled to any further compensation.

5.2

Termination by Company without Cause.  The Company may terminate Executive’s employment at any time without Cause.  Should the Company terminate this Agreement without Cause, the Executive shall be paid her salary through the date of termination,  any unreimbursed expenses, and any stock grants or stock options due for the quarter in which termination occurs, and paid as scheduled at quarter-end.

5.3

Termination by Executive for Good Reason.  The Executive may terminate this Agreement for Good Reason.  For purposes of this Agreement, "Good Reason" shall mean:

(i)

a material breach of this Agreement by the Company which is not cured by the Company after the Executive has provided 60 days written notice to cure.

(ii)

a reduction by the Company in the Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time.

(iii)

a Change in Control of the Company.  For purposes of this paragraph, Change in Control shall include: (i) the success of the current proxy challenge by Brian Pappas and FranVentures; or (ii) the ascension of any individual currently associated with Brian Pappas to the Board of Directors of or a senior management position with the Company.

If the Executive terminates this Agreement with Good Reason, the Executive shall be paid an amount equivalent to her Base Salary through the date of termination, any unreimbursed expenses, and any stock grants or stock options due for the quarter in which termination occurs as well as the immediately following quarter, and paid as scheduled at quarter-end.

5.4

Disability.  The Company may terminate the Executive’s employment because of the Executive’s Disability.  For purposes of this Agreement, the term "Disability" shall mean the Executive’s inability to substantially perform the essential functions of her job, with or without reasonable accommodation, due to a physical or mental impairment, for a period of six consecutive months or a period of nine months in any 12 month period.

5.5

Death.  This Agreement shall terminate in the event of Executive’s death.

5.6

Termination by Executive Without Good Reason.  Should the Executive terminate this Agreement without Good Reason, the Executive shall be paid her salary through the date of termination and any unreimbursed expenses, but otherwise shall not be entitled to any further salary, bonus or other compensation or benefits.

6.

Restrictive covenants.

6.1

Non-solicitation of employees.  During the Executive’s employment with the Company and for a period of six months immediately following termination of such employment for whatever reason, the Executive shall not, directly or indirectly, solicit or attempt to induce any employee or independent contractor employed by the Company in any capacity to terminate his or her employment with the Company, or hire any such employee or independent contractor.

6.2

Definitions.  For the purposes of this section 6: the term “directly or indirectly” shall include either as an individual or as a partner, joint venturer, employee, agent, executive, independent contractor, officer, director, stockholder or otherwise.

6.3  Non-disclosure of Confidential Information.  The Executive shall not, directly or indirectly, whether while employed by the Company or afterwards, retain, disclose or use for the benefit of himself or herself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or confidential business information of the Company (“Confidential Information”).

For purposes of this Agreement, “Confidential Information” shall mean

(i)  customer lists and prospect lists, specific information on customers and prospective customers (including information on purchasing preferences and pricing for those customers), pricing lists (including item and customer specific pricing information); proprietary purchasing and sales methods and techniques; pricing methods and strategies; computer software design and/or improvements; market feasibility studies; proposed or existing marketing techniques or plans; future company business plans; project files; design systems, information on current and potential vendors, the identity of various suppliers/vendors of products and services, and personal information about the Company’s executives, officers and directors; and

(ii)  any information that is of value or significance to the Company that derives independent economic value, actual or potential, from not being generally know to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of the Company nor intended by the Company for general dissemination.

In the event the Executive is requested or becomes legally compelled by subpoena, Court order or other legal process to disclose any Confidential Information of the Company, the Executive shall immediately provide notice to the Company so that the Company may interpose an objection and seek an appropriate protective order, and the Executive shall cooperate with the Company in its efforts to obtain such protection.

6.6

Meaning of directly or indirectly.  For purposes of this section 6, the phrase “directly or indirectly” shall include the Executive acting either as an individual on her own account or the account of another, or as a partner, joint venturer, employee, agent, independent contractor, officer, director, stockholder or otherwise.

6.7

Need for restrictions.  The Executive acknowledges and agrees that each of the restrictive covenants contained in this paragraph 6 is reasonable and necessary to protect the legitimate business interests of the Company, including without limitation the need to protect the Company’s trade secrets and confidential information and the need to protect its relationships with its customers.

6.8

Breach of restrictive covenants.  In the event of a breach by the Executive of any restrictive covenant set forth in paragraph 6, the Executive agrees that such a breach would cause irreparably injury to Company, and that if the Company shall bring legal proceedings against the Executive to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including without limitation an injunction, damages, attorneys fees and cost.

6.9

Construction, survival.  If any period of time, area or scope specified in this section 6 should be adjudged unreasonable in any proceeding, then the period of time or area or scope shall be reduced by elimination of such portion deemed unreasonable so that such restrictions may be enforced to the extent adjudged to be reasonable.  If the Executive violates any of the restrictions contained in this section, the restrictive period shall be extended by the period of time that such violation exists.   All the provisions of this section 6 shall survive the term of this Agreement and the Executive’s employment with the Company.

6.10

Subsidiaries and affiliates.  For purposes of this section 6, the term “Company” includes the Company’s subsidiary and affiliated entities.  All such subsidiary and affiliated entities shall be deemed third party beneficiaries of this Agreement, and shall be entitled to enforce the provisions of this section 6.

7.

Return of Company property.  All the Company’s products, customer correspondence, internal memoranda, products and designs, sales brochures, training manuals, project files, price lists, customer and vendor lists, prospectus reports, customer or vendor information, sales literature, territory printouts, call books, notebooks, textbooks e-mails and Internet access, computer programs and data, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, and all laptops, pagers, beepers, keys, access cards and other similar property, acquired by the Executive while in the employ of the Company (“Company Property”), shall be the exclusive property of the Company and shall be returned to the Company promptly upon the Executive’s separation from the Company.  During the Executive’s employment with the Company, no Company Property shall be removed from the Company’s premises unless authorized by Company management and necessary for the Executive to perform her duties for the Company.

8.

Prior Agreements.  The Executive represents to the Company (a) that there are no restrictions, agreements or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or employment hereunder, (b) that the Executive’s execution of this Agreement and employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which the Executive is a party or by which the Executive is bound, and (c) that the Executive is free and able to execute this Agreement and to enter into employment by the Company.

9.

Miscellaneous.

9.1

Right to review and seek counsel.  The Executive hereby acknowledges that he has been provided with a copy of this Agreement for review prior to signing it, that he has been given the opportunity to have this Agreement reviewed by her own attorney prior to signing it, that he understands the purposes and effects of this Agreement, and that he has been given a signed copy of this Agreement for her records.

9.2

Waiver.  No modification or waiver of this Agreement will be valid unless the modification or waiver is in writing and signed by both of the parties.  The failure of either party at any time to insist upon the strict performance of any provision of this Agreement will not be construed as a waiver of the right to insist upon the strict performance of the same provision at any future time.

9.3

Entire agreement; amendments.  This Agreement, together with any schedules and/or exhibits attached, constitutes the entire agreement between the Executive and the Company pertaining to the subject matters of the Agreement, and supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties hereto. Any amendments to this Agreement must be in writing and signed by both the Executive and the Company.

9.4

Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to conflicts of law.

9.5

Severability.  If any part of this Agreement or the application of any part is held invalid by a court of competent jurisdiction, the remainder of this Agreement shall not be affected and shall be construed and enforced to the fullest extent allowed by law.

9.6

Consent to Personal Jurisdiction and Venue.  The parties hereby consent to exclusive personal jurisdiction and exclusive venue in the state and federal courts in and for Phoenix, Arizona, for any action between the Company and the Executive arising out of or in connection with this Agreement or the Executive’s employment with the Company.

9.7

Headings and Captions; counterparts.  The titles and captions of sections and subsections contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement. This Agreement may be executed in counterparts, all of which shall be considered one agreement.

9.8

Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Executive agrees that this Agreement may be assigned by the Company.  This Agreement is not assignable by the Executive.

9.9

Survival.  The provisions of section 6 shall survive the termination of the Executive’s employment with the Company and the termination this Agreement.

9.10

Attorney's Fees. In the event of any dispute arising out of or in connection with this Agreement, the prevailing party in any ensuing litigation shall be entitled to recover all court costs and reasonable attorneys’ fees, including attorneys’ fees on appeal, from the non-prevailing party.

9.11

Directors and Officers Insurance Policy.

The Company represents that it has in place a $5,000,000 Directors & Officers insurance policy, and that the Executive will be added to that policy as a named insured.

9.12

Waiver of Jury Trial.  In any legal action between the Executive and the Company arising out of or in connection with this Agreement, the Company and the Executive hereby expressly waive trial by jury.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

CREATIVE LEARNING CORPORATION

By:	/s/ Charles Grant
Charles Grant

Its:	Chairman of the Board

/s/ Karla Kretsch
KARLA KRETSCH

EXHIBIT A

As Chief Operating Officer, the Executive shall be responsible for duties and responsibilities including without limitation oversight and execution of the following:

1.

Franchise sales domestically and internationally;

2.

Strategic Planning;

3.

Supervision and improvement of franchisee operations including profitability and educational offerings;

4.

Curriculum development and implementation;

5.

Marketing;

6.

Technology, including internal IT and franchise management capabilities.